SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.___)

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[X]   Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2)

[ ]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to ss. 240.14a-12


                          SMARTVIDEO TECHNOLOGIES, INC.
                 -----------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                           FORTE CAPITAL PARTNERS, LLC
    ------------------------------------------------------------------------
   (Name of Person(s) Filing Consent Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[     ] Fee computed on table below per Exchange Act Rules 14a-6(Forte)(4) and
      0-11.

      1) Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------

      2) Aggregate number of securities to which transaction applies:


          ---------------------------------------------------------------


      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount of which the filing fee is calculated and state how it was determined):


          ---------------------------------------------------------------


      4) Proposed maximum aggregate value of transaction:


          ---------------------------------------------------------------


      5) Total fee paid:


          ---------------------------------------------------------------


[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:


          ---------------------------------------------------------------


      2) Form, Schedule or Registration Statement No.:


          ---------------------------------------------------------------


      3) Filing Party:


          ---------------------------------------------------------------


      4) Date Filed:


          ---------------------------------------------------------------

                           FORTE CAPITAL PARTNERS, LLC
                               201 MISSION STREET
                         SAN FRANCISCO, CALIFORNIA 94105


Dear Fellow Stockholder of SmartVideo Technologies, Inc.:

Forte Capital Partners, LLC ("Forte"), as a stockholder of SmartVideo Technologies, Inc. (the "Company") owns 177,778 shares of the Company's common stock, not including shares issuable upon exercise of warrants and an additional 328,889 shares owed to it under a written agreement with the Company. For the reasons described in the accompanying Consent Statement beginning at page 2, we believe the Company's current Board of Directors, which, to the best of our knowledge, currently consists of one member, should be replaced with members who will be able to provide better direction and oversight for the Company's stockholders.

We believe Mr. Richard Bennett, Jr. ("Bennett"), the current sole member of the Company's Board of Directors, and its Chief Executive Officer, has failed to provide stockholder value and should be replaced.

We believe it is in the best interest of the Company and all of its stockholders that Mr. Bennett be removed and replaced with new directors (the "Nominees") who are listed on the accompanying Consent Statement and Consent Card. Each Nominee has indicated his desire to recruit a new management team and establish appropriate oversight, consistent with his fiduciary duties to the Company stockholders, to improve the Company's long-term viability, prospects, and stockholder value.

Accordingly we are commencing a solicitation of written consents from the Company's stockholders to (i) amend the Bylaws to provide for a minimum of four directors, (ii) repeal each provision of the Company's Bylaws, if any, adopted since April 29, 2005 (or not filed with the Securities and Exchange Commission),
(iii) add a number of Nominees as new directors equal to the existing number of directors, and (iv) when Forte complies with Rule 14f-1 under the Securities Exchange Act of 1934 as explained in the consent statement, remove all existing directors, increase the number of directors to four and designate the remaining Nominees. The accompanying Consent Statement describes the specific terms of these proposals, as well as the consent procedure itself. If we fail to obtain the requisite number of consents or if the Company schedules a meeting of stockholders, we are also soliciting proxies to use at any such meeting.

WE URGE YOU TO VOTE IN FAVOR OF THESE PROPOSALS BY SIGNING, DATING AND RETURNING THE ENCLOSED CONSENT CARD.


                                             Thank you for your support,


                                             Forte Capital Partners, LLC

                                             By
                                                --------------------------------
                                                Daniel McKelvey, Managing Member

The Consent Statement is dated _____ ____, 2005. This letter, the Consent Statement and the enclosed Consent Card are first being mailed to the Company's stockholders on or about ____ ____, 2005.


                                    IMPORTANT

     1. If you hold your shares of common stock in your own name, then please sign, date and mail the enclosed consent card to Forte in the postage-paid envelope provided.

     2. If your shares of common stock are held in the name of a bank, broker, custodian, nominee, fiduciary or other institution, then only it can execute a consent representing your shares and only on receipt of your specific instructions. Accordingly, it is critical that you promptly contact the person responsible for your account and give instructions for a consent card representing your shares to be signed, dated and returned as soon as possible. Forte urges you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to us at Forte in order that we will be aware of all instructions given and can attempt to ensure that those instructions are followed.

     If you have any questions or require any assistance in executing your consent, please call Mr. Daniel McKelvey at (415) 882-9600.

                                CONSENT STATEMENT
                                       OF
                           FORTE CAPITAL PARTNERS, LLC

                                ______ ____, 2005


         This Consent Statement, the accompanying letter and the enclosed Consent Card are being furnished by Forte Capital Partners, LLC ("Forte") on or about _____ ____, 2005, in connection with the solicitation from holders of common stock, par value $.001 per share, of SmartVideo Technologies, Inc. (the "Company") of written consents to take the following actions without a stockholders meeting, as permitted by the Delaware General Corporation Law ("DGCL"), or alternatively, proxies for use at any stockholders' meeting :

1. To amend the Company's Bylaws to fix the number of directors of the Company at four, subject to the power of the Board of Directors to increase the number to up to nine;

2. To repeal any amendment to the Company's Bylaws or any amendment adopted since April 29, 2005 (or not filed with the Securities and Exchange Commission ("SEC"));

3. To elect Mr. Daniel McKelvey, Mr. Steve Himmelman, Mr. Michael Walsh, and Mr. Richard Seifert (collectively, the "Nominees") as replacement directors of the Company to fill the newly-created vacancies on the Company's Board of Directors and to serve until their respective successors are duly elected and qualified. Because Forte cannot change a majority of the Board of Directors until it complies with Rule 14f-1 under the Securities Exchange Act of 1934, which requires Forte to deliver certain information to all of the Company's stockholders and a 10-day waiting period to lapse, the Nominees will be elected initially to equal the number of current directors, with the designees selected in the order listed, subject to obtaining the required majority of outstanding shares); and

4. To remove without cause all current members of the Company's Board of Directors, and any other person or persons (other than the persons elected pursuant to this proposed action by written consent) elected or appointed to the Board of Directors of the Company prior to the effective date of these proposals.

IF YOUR SHARES ARE REGISTERED IN YOUR OWN NAME, then please sign, date and mail the enclosed consent card to Forte Capital Partners, LLC, 201 Mission Street, San Francisco, CA 94105 in the postage-paid envelope provided.

IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER, CUSTODIAN, NOMINEE, FIDUCIARY OR OTHER INSTITUTION, then only it can execute a consent representing your shares and only on receipt of your specific instructions. Accordingly, it is critical that you promptly contact the person responsible for your account and give instructions for a consent card representing your shares to be signed, dated and returned as soon as possible. Forte urges you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to Forte at 201 Mission Street, San Francisco, CA 94105, in order that Forte will be aware of all instructions given and can attempt to ensure that those instructions are followed.

FORTE RECOMMENDS THAT YOU CONSENT TO EACH OF THE PROPOSALS. YOUR CONSENT IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED CONSENT CARD AND RETURN IT IN THE ENCLOSED, POSTAGE PAID ENVELOPE PROMPTLY. FAILURE TO RETURN YOUR CONSENT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS.


QUESTIONS AND ANSWERS ABOUT THIS CONSENT SOLICITATION
-----------------------------------------------------

WHAT ARE THE PROPOSALS UNDER CONSIDERATION?

We are asking you to consent to four separate items. You may decide to give your consent to all four items, a lesser number or none. You may also decide to consent to the election of less than all of the Nominees. The items, which are more particularly described earlier in this Consent Statement beginning at page 7, are:

     1. the repeal of Bylaw amendments , if any;

     2. amending the Company's Bylaws to provide for a minimum of four directors;

     3. to elect the Nominees to fill vacancies; and

     4. to remove all of the current members of the Board of Directors.

WHY IS FORTE SOLICITING YOUR CONSENT?

Forte believes that approval of each of these proposals will provide the Company with a Board of Directors that is committed to reversing the Company's direction and enhancing stockholder value by recruiting a new management team and fulfilling the Board of Directors' oversight responsibility.

WHO IS ENTITLED TO EXECUTE A CONSENT?

The common stock of the Company constitutes its only class of outstanding voting securities. Accordingly, only holders of common stock as of the record date of June 21, 2005 are entitled to execute consents. For information regarding the persons who own more than five percent of the common stock, see "Voting Securities and Principal Holders Thereof".

WHY SHOULD I EXECUTE A CONSENT?

Forte is seeking to change the composition of the Board of Directors because of
(i) the Company's dismal financial performance, (ii) blatant breaches of the duty of loyalty to the stockholders by the Board of Directors, and (iii) egregious waste of corporate assets.

DISMAL FINANCIAL PERFORMANCE

For the year ended December 31, 2004, excluding related-party revenue, the Company's revenue was $86,788 in contrast to $41,019 for the prior year. The net loss for 2004 was $6,792,930 compared to $3,859,141 for 2003.

During the same period of time, professional fees for 2004 increased to $278,910 from $111,183 in 2003, in part due to pending litigation. In both years, the professional fees were substantially more than revenue. The consolidated financial statements audited by the Company's independent registered public accountants were prepared on a going concern basis due to the recurring losses from operations and working capital deficiency. This occurred in spite of the Company announcing on March 29, 2005 that it received over $5 million from a financing after fees.

This poor financial performance has continued in the first quarter of 2005 with revenue of $25,132 in contrast to $42,831 for the first quarter of 2004 and a net loss of $2,218,558 during the first quarter of 2005 in contrast to a net loss of only $781,153 in the first quarter of 2004. These recurring and escalating losses raise serious questions about the Company's ability to remain viable much longer given its cash balances of $2,535,233 at March 31 with only $3,502 of accounts receivable at that time. Additionally, for the first quarter of 2005 professional fees increased to $145,265 in contrast to $53,756 for the first quarter of 2004.

BREACH OF THE DUTY OF LOYALTY--SELF-DEALING

The Company's deteriorating financial condition has continued since the last annual stockholders meeting. Since the annual meeting of stockholders held on August 31, 2004, it appears that Mr. Richard Bennett has functioned as the sole director. The Company disclosed that two of the three candidates to the Board of Directors were not re-elected at the 2004 annual meeting. The disclosure was made in a Form 10-QSB filed with the Securities and Exchange Commission ("SEC") on November 22, 2004. SEC rules require the filing of a Form 8-K whenever a new director is appointed to fill a vacancy;
 none has been filed.

According to filings with the SEC, including a Form 8-K filed on December 3, 2002, Mr. Bennett together with Mr. Robert J. Walters and Mr. William R. Dunavant obtained control of the Company on November 26, 2002 in exchange for 12,000,000 shares of Series A Convertible Preferred Stock ("Series A") and approximately 1,200,000 shares of common stock. The applicable Agreement required that they forfeit 3,000,000 shares of Series A (or the equivalent number of shares of common stock issued upon conversion of the Series A) if the Company's operating subsidiary failed to attain pre-tax earnings of $220,000 for the fiscal year ended September 30, 2003.

Since the Company's fiscal year has always been December 31 during the relevant periods, the September 30 reference appears to be a scrivener's error. Whether it should have been the year ended December 31, 2003 or the 12-month period ended September 30, 2003, the results are the same. The Company had losses during both periods and the shares should be cancelled.

To date, the shares have not been cancelled. While the shares were required to be placed in escrow by the applicable Agreement to protect stockholders, there appears to be no reference to any Escrow Agreement. Moreover, by letter dated April 20, 2005, Mr. Richard Seifert, one of the four Nominees, through his attorneys made a demand to the Company and its Board of Directors to cancel the 3,000,000 shares. As Mr. Seifert's attorneys alleged, this "continues to dilute the value of the holdings of other shareholders of SmartVideo and unfairly enriches Messrs. Bennett, Walters and Dunavant at the expense of the other SmartVideo shareholders." Neither Mr. Seifert nor his attorneys ever received a response to this demand.

Forte has learned that Mr. Darren Breitkreuz, who was a director of the Company beginning in September 2002 and as the sole independent director, was given the authority by the Company to determine whether or not the shares were to be forfeited. Mr. Breitkreuz determined that the shares should be forfeited. However, Mr. Bennett refused to honor Mr. Breitkreuz determination.

WASTE

Mr. Kevin McNeil served as the Company's chief financial officer from February 2003 through June 2003, when he resigned. Although required in February 2003 to file a Form 3 with the SEC, Mr. McNeil never did so. The Form 10-KSB for the year ended December 21, 2002 described the compensation arrangements with management to be $75,000, except that it disclosed that Mr. McNeil's compensation was "To Be Determined". The Form 10-KSB for the year ended December 31, 2003 describes the proposed compensation to officers to be $80,000 each and it also disclosed that Mr. McNeil had resigned in June 2003. Mr. Dunavant was described as a key employee in the Form 10-KSB for the years ended December 31, 2002 and 2003 and his compensation agreement was also disclosed in each filing. The Form 10-KSB for the year ended December 31, 2003 also disclosed that the Company hired a new Chief Financial Officer in February 2004 and expected to pay him $65,000 per year.

There was no reference in either the 2002 Form 10-KSB or 2003 Form 10-KSB to any compensation arrangement with Mr. McNeil. Notwithstanding Mr. McNeil's resignation as chief financial officer, he has continued to control the financial books and records of the Company. From March 1, 2005 to June 15, 2005, Mr. Michael P. Walsh, one of the Nominees and a member of Forte, acted as Chief Financial Officer of the Company pursuant to an agreement with the Company. As the Chief Financial Officer, Mr. Walsh was required to and attempted multiple times to obtain this information from Mr. McNeil. He was unsuccessful. It was not until the 2004 Form 10-KSB was filed late with the SEC on April 29, 2005 that Note 6 disclosed that in January 2003 the Company had engaged Mr. McNeil's company, Interim CFO Solutions, LLC, to assist in the preparation of SEC filings and provide general management consulting services. According to Note 6, on November 29, 2004, Mr. McNeil's company was owed $800,000 for 23 months of services. These circumstances, together with the amount of this liability and the much smaller compensation agreements with the Company's executive officers make it apparent that this $800,000 sum is a concern of a possible illegal transaction or an example of management enriching themselves at the expense of the stockholders.

According to Note 6, the $800,000 was converted into equity in two parts as of November 29, 2004. The first part resulting in the issuance to Mr. McNeil's company, Interim CFO Solutions, LLC, of 400,000 shares of common stock, 100,000 warrants exercisable at $1.50 and 100,000 warrants exercisable at $2.00 per share. The second part resulted in the issuance to Mr. McNeil's company, Interim CFO Solutions, LLC, of a right to purchase an additional 1,739,130 shares of common stock at $1.00 per share plus 434,782 warrants at $1.50 per share and 434,782 warrants at $2.00 per share. Based on the closing price of the Company's common stock on November 29, 2004, this compensation value is $4.186 million.

A review of the balance sheet at September 30, 2004 reflected accounts payable of $1,189,260 at that date, which was reduced to $739,903 at December 31, 2004. While it is difficult to determine with precision from this comparison that the $800,000 had never been accrued, the Company's continuing losses together with a completion of multiple private placements in the fourth quarter of 2004 which the Company raised $1,727,750 in equity make it appear that this sum was never accrued. Mr. Breitkreuz, who was the sole compensation committee member until not re-elected at the Annual Shareholder Meeting in August 2004, confirmed to Forte that he never knew of this consulting arrangement. Moreover, the Company's sizable professional fees which included the fees of a major national law firm which acts as its securities counsel make it appear that this $800,000 liability was at best a waste of the Company's assets. The absence of any disclosure of this liability in any SEC filings at the time creates a concern that it was created after the fact.

WHO IS PAYING FOR THE CONSENT SOLICITATION?

Forte will pay all costs of the solicitation of written consents. However, if the proposals are approved, Forte intends to seek reimbursement of its expenses from the Company without a stockholder vote.

WHAT IS A CONSENT SOLICITATION?

In lieu of voting in person or by proxy at an annual or special meeting of stockholders, the Company's stockholders may act by submitting written consents to any proposed stockholder actions. Whereas stockholders approve many proposed actions at a special or annual meeting of stockholders at which a quorum is present by voting a majority of the shares represented at the meeting in favor of a proposal assuming a quorum, an action by written consent requires the consent by majority of all common stock outstanding of the Company. To be effective, the requisite consents must be delivered to the Company within 60 days of the date of the earliest dated consent delivered to the Company.

WHY ARE YOU ALSO ASKING FOR A PROXY?

We may not receive the required number of consents to take action without a meeting. Additionally, the Company may schedule a stockholders' meeting while we are soliciting consents. If you sign the consent card, because it is also a proxy we can vote your shares at the meeting as instructed by you.

WHOM SHOULD YOU CONTACT FOR ADDITIONAL INFORMATION?

If you have any questions about executing your consent or require assistance, please contact:

                           Forte Capital Partners, LLC
                               201 Mission Street
                             San Francisco, CA 94105
                                 (415) 882-9600
                              www.fortepartners.com
                           Attention: Daniel McKelvey

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Forte acted as finder for the Company's private placement completed on March 29, 2005 and also was an investor in that offering. Additionally, Forte entered into a Consulting Agreement effective as of March 1, 2005. Forte gave a 30-day notice of termination of the Consulting Agreement on June 14, 2005. The consideration paid and payable to Forte is described in the table below:

------------------------------------------------------------------------------------------------------------------------------
                                                               NUMBER OF
                                                               SHARES AND                                NUMBER OF
                       CONSIDERATION           CASH             WARRANTS            CASH                   SHARES
                     PAYABLE BY OR TO       REQUIRED TO      REQUIRED TO BE       ACTUALLY              AND WARRANTS
ROLE                      FORTE               BE PAID         PAID TO FORTE         PAID               ACTUALLY PAID
------------------------------------------------------------------------------------------------------------------------------
Investor            Paid by Forte         $1,140,000(1)     506,667 shares and    $400,000         177,178 shares and 88,889
                                                            253,334 warrants                       warrants exercisable at
                                                            exercisable at                         $3.50 per share
                                                            $3.50 per share
------------------------------------------------------------------------------------------------------------------------------
Finders' Fee        Payable to Forte      $238,875          139,000 warrants      $233,125         0(2)
                                                            exercisable at
                                                            $2.25 per share
------------------------------------------------------------------------------------------------------------------------------
Consulting          Payable to Forte      $7,500 per        150,000 warrants      $0               0(3)
                                          month (four       exercisable at
                                          months)           $2.25 per share
------------------------------------------------------------------------------------------------------------------------------

(1) Under Amendment No. 1 to Securities Purchase Agreement, Forte is required to pay the $740,000 balance due within three business days of the effectiveness of a Registration Statement filed with the Securities and Exchange Commission ("SEC") or no later than November 1, 2005. This Registration Statement was filed with the SEC on May 13, 2005, to which the Securities Purchase Agreement was contained as Exhibit 4.7.

(2) The Registration Statement disclosed in footnote 3 on page 17 that the warrants were issued to Forte.

(3) The Registration Statement disclosed in footnote 3 on page 17 that the warrants were received by Forte.

Two of the Nominees, Messrs. Daniel McKelvey and Michael P. Walsh are affiliated with Forte; Mr. McKelvey is managing member and Mr. Walsh a member of Forte.

On March 31, 2005, Mr. Richard Seifert and KC Adventures, Inc. (d/b/a KC Ventures) commenced an arbitration proceeding against the Company and its wholly-owned subsidiary, OVT, Inc. before the American Arbitration Association in Atlanta, Georgia. The arbitration case number is 30-181-559-05. The Statement of Claim specifies causes of action for breach of contract, breach of fiduciary duty, unjust enrichment, violation of Pennsylvania's Commissioned Sales Representative Act, accounting and declaratory judgment. The claims are based upon a Representation Agreement, dated February 6, 2003, between KC Ventures Group and OVT, Inc. and an Advisory Agreement dated February 19, 2003, between the Company and KC Ventures. The claims allege that they have earned or will earn compensation under the Representation Agreement in excess of $10,000,000 for providing customers and content to the Company and OVT, Inc., and also allege that they have earned fees under the Advisory Agreement in excess of $1,000,000 and certain stock options as a result of capital raised for the Company.

Mr. Seifert was paid $72,500, $91,500 (including reimbursement of $48,000 of expenses) and $34,000 from the Company in 2003, 2004 and 2005, respectively.

On June 21, 2005, Forte filed a lawsuit against Richard E. Bennett, Jr. and the Company. The lawsuit seeks certain relief including an injunction preventing
Mr. Bennett and the Company from issuing more of its shares until after the next annual shareholders' meeting, and from taking other defensive actions involving a breach of fiduciary duty which would impede this consent solicitation.

THE PROPOSALS

Forte is seeking the written consent of the Company's stockholders to take the following actions without a stockholders' meeting, as permitted by the DGCL:

         1. To repeal any amendment to the Company's Bylaws adopted since April 29, 2005 (or not filed with the SEC), and prior to the effectiveness of the proposals.

         2. To amend the Company's Bylaws to fix the number of directors of the Company at four, and upon resolution of the Board of Directors, as many as nine.

         3. To elect the four Nominees, Messrs. Daniel McKelvey, Steve Himmelman, Michael P. Walsh, and Richard Seifert, as directors of the Company to fill any vacancies.

         4. To remove without cause the Board of Directors in effect immediately prior to the effectiveness of these proposals.

The effectiveness of each proposal will require the duly completed and delivered, unrevoked written consent to that proposal by the holders of record, as of the close of business on the record date for this consent solicitation, of a majority of the shares of the Company's common stock then outstanding.

According to the Company's Form 10-QSB filed with the SEC on May 23, 2005, as of May 12, 2005, the total number of shares of the Company's common stock, $.001 par value, outstanding was 25,999,179. It is anticipated that each proposal will become effective upon delivery of complete and unrevoked written consents representing at least 12,649,590 shares of the Company's stock. The number may be higher if additional shares are issued prior to the record date. Alternatively, if the Company convenes a meeting of stockholders while Forte is soliciting consents, the consents are also proxies and authorize the Nominees to vote the proxies at the meeting as instructed.

FORTE RECOMMENDS THAT YOU CONSENT TO EACH PROPOSAL.

REPEAL OF CERTAIN BYLAW PROVISIONS AND AMENDMENTS
-------------------------------------------------

This proposal would repeal any measures taken by the current Board of Directors to amend certain provisions of the Company's Bylaws adopted since April 29, 2005 or earlier if such amendment has not been filed with the SEC. On that date, the Company filed its Form 10-KSB for the year ended December 31, 2004 and was required to file any amendments to its Bylaws as an exhibit. This proposal is intended to prevent any changes to the Company's Bylaws that might impede the effectiveness of any of the proposals or negatively impact our ability to obtain stockholder consents or give effect to the will of the stockholders expressed in such consents.

AMENDMENT OF BYLAWS TO SET THE SIZE OF THE BOARD AT FOUR

This proposal provides for the amendment of Article II Section 2 of the Company's Bylaws to fix the number of directors at four, subject to an increase of up to nine by resolution of the Board of Directors. Section 109(a) of the DGCL and Article IX of the Company's Bylaws permit the Company's stockholders to amend the Bylaws. As of the 2004 annual meeting of stockholders, the Company had three directors. We are uncertain as to whether Mr. Bennett, acting as the Company's sole director, reduced the required number of directors or whether he has continued to act with two vacancies. This proposal seeks to provide for a minimum of four directors and also gives the Board of Directors the authority to have up to nine directors. We are seeking to then fill the vacancies, if any, with the Nominees described below under "Election of Nominees." In the event that Mr. Bennett has filled any vacancies, the Nominees would only be placed on the Board of Directors if the fourth proposal relating to removal of directors obtains the required majority vote. Depending upon the number of vacancies, we have designated the order in which the Nominees will fill the vacancies.

REMOVAL OF DIRECTORS

This proposal provides for the removal without cause of each member of the Board of Directors of the Company. The director who would currently be removed is Mr. Bennett.* This proposal also contemplates the removal of any other person or persons (other than the persons elected pursuant to this Consent Statement) elected or appointed to the Board of Directors of the Company prior to the effective date of this proposal. This proposal is also intended to address the possibility that Mr. Bennett, upon learning of Forte's solicitation, might try to add directors to the Board of Directors who are aligned with him and thereby block this solicitation.

Section 141(k) of the DGCL provides that any director or the entire board of directors of a Delaware corporation may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of the corporation's directors, subject to exceptions if the corporation has a classified board or cumulative voting in the election of its directors or the corporation's certificate of incorporation says otherwise.

The Company does not have a classified board or cumulative voting in the election of its directors and the Company's certificate of incorporation does not limit removal of directors or the entire Board of Directors. Consequently,
Section 141(k) of the DGCL permits the stockholders of the Company to remove any director or its entire board without cause.

ELECTION OF NOMINEES

This proposal provides for the election of the following four Nominees: Messrs. Daniel McKelvey, Steve Himmelman, Michael P. Walsh, and Richard Seifert. Each of the Nominees has consented to serve as a director, if elected, until the next annual meeting of stockholders and until his successor has been elected and qualified. Our principal purpose in seeking to elect these Nominees to the Company's Board is to install a Board of Directors that will appoint a new management team and is willing, consistent with their fiduciary duties to the Company stockholders, to take a more active role in directing and overseeing management, that has the necessary experience and expertise to assist the Company's management, and will work to improve stockholder value.






-------------
* According to the Registration Statement filed on May 13, 2005, Mr. Bennett was the sole director.

Each director has an obligation under the DGCL to discharge his duties as a director on an informed basis, in good faith, with care an ordinarily careful and prudent person in a like position would exercise under similar circumstances and in a manner the director honestly believes to be in the best interests of the Company. The Nominees intend to discharge fully their obligations owing to the Company and its stockholders under the DGCL.

Each of the Nominees recognizes that Mr. Seifert has commenced an arbitration proceeding against the Company, that if successful, may result in significant damages and in the issuance of a material number of stock options. In order to prevent Mr. Seifert from having any influence over this arbitration proceeding, including the ability to settle it or control its defense, the Nominees entered into a letter agreement which is attached as Exhibit A and provides that upon election to the Company's Board of Directors, they will promptly establish a Special Litigation Committee consisting of directors other than Mr. Seifert, that Mr. Seifert will have no opportunity to review the minutes and other proceedings of the Special Litigation Committee, that Mr. Seifert regardless of whether he becomes an officer of the Company, will have no role on behalf of the Company in overseeing this arbitration proceeding, including the ability to settle it or control its defense. Furthermore, to the extent Mr. Seifert is an officer, he will not withhold funds from the Company's counsel and otherwise will take no action to prevent the Company's counsel from fulfilling its ethical obligations to its client (the Company). The Nominees have no agreement or understanding to appoint anyone including Mr. Seifert as an officer, other than Mr. Walsh who has agreed to act as Chief Financial Officer on an interim basis.

With regard to the future management of the Company, the four Nominees have not entered into any informal understanding or other agreement to designate any person, including Mr. Seifert, as an officer of the Company. Based upon Mr. Seifert's prior employment relationship with the Company as described below, it is possible that he may be appointed as an officer, including chief executive officer.

If this consent solicitation is unsuccessful, Forte intends to nominate the Nominees pursuant to the nomination procedures outlined in the Company's Bylaws and seek their election at the Company's next annual meeting, which is anticipated to be in late July or August 2005. At the annual meeting, if a quorum is represented, the election of the Nominees would only require a plurality vote of the stockholders voting, rather than a majority of the total shares of common stock outstanding as is the case for this proposed action by written consent.

It is for this reason that we are soliciting both your consent and, alternatively, your proxy through this Consent Statement. If a stockholders' meeting were to be called, we would vote the proxies together with the shares which we own for the proposals contained in this Consent Statement.

We have no reason to believe that any Nominee will be unable or unwilling to serve as a director of the Company, but, if any Nominee is not available for election, then Forte intends to ask the members of the Board of Directors, including any Nominee or Nominees who are elected pursuant to this proposed action by written consent to fill the resulting vacancy or vacancies.

DANIEL MCKELVEY, 38, has over 15 years of experience in corporate finance, private equity and business consulting specializing in the technology and capital markets industries. Mr. McKelvey is co-founder of and has been managing member of Forte, which focuses on the technology and telecommunications industries. He also has been the general partner of Special Equity IV, L.P., since August 1998. In addition, from February 2002 until December 2002, Mr. McKelvey was an investment banker with HPC Ventures, a broker-dealer, and from January 2003 until August 2003, Mr. McKelvey was an investment banker with

Trautman, Wasserman & Co., a broker-dealer. Mr. McKelvey has served on the Board of Directors of IQ Biometrix, Inc.* since March 26, 2004 and upon consummation of a pending merger will no longer be a director. He also has been a director of Global Digital Solutions, Inc.* since September 24, 2004.

STEVE HIMMELMAN, 50, has over 28 years' experience in various brokerage and investment banking capacities. Mr. Himmelman was a member of Chicago Board Options Exchange from 1977 to 1993. Mr. Himmelman was appointed to the advisory committee of the Company in April 2005. Mr. Himmelman is currently the managing director of Himmelman & Associates. From 2001 to 2005, he was a managing director at the Imperial Group, and from 1998 to 2001, he served as managing partner of H+W Trading in Chicago, Illinois. Each of these companies is engaged in the business of investing, trading and risk management.

MICHAEL P. WALSH, 42, joined the Company in March 2005 as Chief Financial Officer and resigned on June 15, 2005. He also served as the designee of Forte. From January 2003 to the present he has been a member of Forte. Since January 2004, Mr. Walsh has also served as the Chief Financial Officer, Treasurer and Controller of IQ Biometrix, Inc.* Following the completion of the merger between IQ Biometrix and Wherify Wireless, Inc., Mr. Walsh will continue to serve as that company's Controller. From May 2001 until January 2004, Mr. Walsh was acting Chief Financial Officer and Director of Finance for Financial Interactive, Inc., a private software company. From January 2000 until April 2001, Mr. Walsh was the Controller for OnLight, Inc. a private telecommunications company.

RICHARD SEIFERT, 54, through KC Adventures, Inc., a corporation he controls, provided services to the Company from February 2003 through approximately late May 2005. These services are the subject of arbitration proceedings Mr. Seifert and the corporation filed against the Company. See page 6 of this Consent Statement. From October 1998 through the present, Mr. Seifert has also served as President and CEO of KC Ventures. Mr. Seifert had served as a director and executive vice president for Summus Inc. from February 2001 thru February 2003.* Prior to Summus he served as a director and advisor and executive vice president for High Speed Net Solutions from 1998 thru 2001.



















* Each of IQ Biometrix, Inc., Global Digital Solutions, Inc. and Summus, Inc. files reports with the SEC. Information regarding IQ Biometrix, Inc., Global Digital Solutions, Inc. and Summus, Inc., including their respective operating results and financial condition, can be found in these companies' public filings with the SEC. Alternatively, we will provide copies of these companies' most recent annual reports free of charge to the Company's stockholders upon written request sent to Forte Partners, LLC, 201 Mission Street, San Francisco, CA 94105.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         The following table provided in the Company's Registration Statement filed on May 13, 2005, reflects, as of May 9, 2005, the beneficial common stock ownership of: (i) each of the Company's directors, (ii) each person known by the Company to be a beneficial holder of 5% or more of the Company's common stock,
(iii) each named executive, and (iv) all of the Company's executive officers and directors as a group:

                                                                                   PERCENTAGE
                                                                                     SHARES
                                                      NUMBER OF SHARES             BENEFICIALLY
 NAME AND ADDRESS OF BENEFICIAL OWNER (1)          BENEFICIALLY OWNED(5)           OWNED (1)(5)
 ----------------------------------------          -----------------------        --------------
   Richard E. Bennett, Jr. (2)                         4,000,000                      15.4%
   Robert J. Walters (3)                               4,000,000                      15.4%
   William R. Dunavant (4)                             4,000,000                      15.4%
   Ronald A. Warren                                       28,125                        *
   Michael P. Walsh(6)                                     2,000                        *

All directors and officers as a group (3 persons)      4,030,125                      15.5%


-------------
*  Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of May 9, 2005, are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Unless otherwise indicated in the footnotes to this table, we believe that stockholders named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder's name. Unless otherwise indicated, the officers, directors and stockholders can be reached at our principal offices. Percentage of ownership is based on 25,999,179 shares of common stock outstanding as of May 9, 2005.

(2) Represents 4,000,000 shares held by a trust for the benefit of Mr. Bennett. Of this sum, 1,000,000 shares are derived from the shares subject to cancellation as set forth above under "Breach of the Duty of Loyalty--Self-Dealing."

(3) Includes 3,000,000 shares owned directly by Mr. Walters and 1,000,000 shares held by a trust for the benefit of Mr. Walters. Of this sum, 1,000,000 shares are derived from the shares subject to cancellation as set forth above under "Breach of the Duty of Loyalty--Self-Dealing."

(4) Represents 4,000,000 shares held by a trust for the benefit of Mr. Dunavant. Of this sum, 1,000,000 shares are derived from the shares subject to cancellation as set forth above under "Breach of the Duty of Loyalty--Self-Dealing."

(5) Does not include the following shares issuable in accordance with the Stock Exchange Agreement dated November 26, 2002 but unissued:

                                            Common
                                            Stock
                                           Issuable
                                          ----------
     Richard E. Bennett, Jr.                305,555
     Robert J. Walters                      305,556
     William R. Dunavant                    305,555
                                          ---------
     Total                                  916,666
                                          =========

(6)  Mr. Walsh resigned as Chief Financial Officer on June 15, 2005.

The information in the above table is solely based upon the Registration Statement, except as Mr. Walsh, who is one of the Nominees and except for the reference to the shares subject to cancellation. It is possible that since May 9, 2005, the number of shares of common stock beneficially owned may have changed. Additionally, the number of shares issued as of a more recent date may have changed.

The following table provides information on the beneficial common stock ownership of each of the Nominees as of the record date of _________ 2005:

                                                                                   PERCENTAGE
                                                                                     SHARES
                                                      NUMBER OF SHARES             BENEFICIALLY
 NAME AND ADDRESS OF BENEFICIAL OWNER (1)          BENEFICIALLY OWNED(1)           OWNED (1)(5)
 ----------------------------------------          -----------------------        --------------
 Forte Capital Partners, LLC(2)(3)(4)                   1,049,001                     4.0%
 Daniel McKelvey(2)(3)(4)                               1,049,001                     4.0%
 Steve Himmelman                                          495,000                     1.9%
 Michael P. Walsh                                           2,000                      *
 Richard Seifert((5))                                           0                      *
 Shares Beneficially Owned by the Nominees              1,546,001                     5.9%

-------------
*  Less than 1%.

1) Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of _______, 2005, are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Unless otherwise indicated in the footnotes to this table, we believe that stockholders named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder's name. Unless otherwise indicated, the officers, directors and stockholders can be reached at our principal offices. Percentage of ownership is based on 25,999,179 shares of common stock outstanding as of ________, 2005.

(2) Includes the shares of common stock and warrants to purchase shares of common stock referenced to in the table on page 6 since under the rules of the SEC, Forte and Mr. McKelvey are deemed to be the beneficial owner. The shares beneficially owned by Forte and Mr. McKelvey listed in the table are identical and should not be double counted.

(3) Excludes warrants to purchase 125,000 shares of common stock, which Forte will be entitled to receive if a certain investor exercises its warrants for cash rather than any cashless exercise basis in which case Forte will not receive any warrants.

(4) Mr. McKelvey is managing member of Forte and is therefore a beneficial owner of the shares owned by Forte.

(5) Does not include 340,000 shares of common stock owned by trusts for the benefit of Richard J. Seifert and Rita M. Seifert, who are his parents. Mr. Seifert is not the trustee of these trusts. Also, does not include any shares to which Mr. Seifert's corporation claims it is entitled pursuant to the pending arbitration proceeding.

SOLICITATION OF CONSENTS

Forte is furnishing this consent statement to the Company's stockholders in connection with the solicitation of written consents to the proposals outlined herein. Consents will be solicited by mail, advertisement, telephone or fax and in person by employees, members, or Messrs. McKelvey and Walsh. Such persons will not be receiving compensation for the solicitation of consents. Forte is bearing the costs of the solicitation of consents, and may, if successful, as provided below, be reimbursed by the Company, without stockholder approval. Costs related to the solicitation of consents include expenditures for attorneys, printing, advertising, postage, and related expenses and filing fees and are expected to aggregate approximately $_____________, of which approximately $___________ has been incurred as of the date hereof.

Banks, brokers, custodians, nominees, fiduciaries and other institutions will be requested to forward solicitation material to certain beneficial owners of shares. Forte will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable expenses for sending solicitation material to the beneficial owners.

FORTE IS NOT REQUESTING OR AUTHORIZING ANY STOCKHOLDER OF THE COMPANY OR ANY RECIPIENT OF THIS CONSENT STATEMENT TO ASSIST WITH THE SOLICITATION OF STOCKHOLDER CONSENTS OR TO CONTACT STOCKHOLDERS OF THE COMPANY ON ITS BEHALF.

If Forte acted in concert with other stockholders of the Company in conducting this consent solicitation, then it might be necessary for certain additional disclosures or filings to be made with the SEC, which could complicate Forte's efforts. Accordingly, Forte is asking that you not solicit other stockholders or otherwise attempt to persuade them to return an executed consent.

APPRAISAL RIGHTS

The Company stockholders are not entitled to appraisal rights in connection with the Proposals or this Consent Statement.

CONSENT PROCEDURE

Section 228 of the DGCL states that, unless the certificate of incorporation of a Delaware corporation otherwise provides, any action required to be taken at any annual or special meeting of stockholders of that corporation, or any action that may be taken at any annual or special meeting of those stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Company's registered office must be by hand or by certified or registered mail, return receipt requested. The Company's certificate of incorporation does not prohibit stockholder action by written consent.

According to the Company's Form 10-Q filed with the SEC on May 23, 2005, as of May 12, 2005, the total number of shares of the Company's common stock, $.001 par value, outstanding was 25,999,179. It is anticipated that each proposal will become effective upon delivery of complete and unrevoked written consents representing at least 12,649,590 shares of the Company's stock. Issuance of additional voting securities between May 12th and the record date will increase this number.

Section 213(b) of the DGCL provides that the record date for determining the stockholders of a Delaware corporation entitled to consent to corporate action in writing without a meeting, when no prior action by the corporation's Board of Directors is required and the Board has not fixed the record date, will be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the books in which proceedings of meetings of the stockholders are recorded. Delivery made to the Company's registered office must be by hand or by certified or registered mail, return receipt requested. No prior action is required by the Company's Board of Directors with respect to the proposals.

Forte delivered the first consent on June 21, 2005 which means that is the record date.

If any or all of the proposals become effective as a result of this consent solicitation, then prompt notice will be given under Section 228(e) of the DGCL to the Company's stockholders who have not executed consents.

An executed consent card (or proxy) may be revoked at any time by marking, dating, signing and delivering a written revocation before the time that the action authorized by the executed consent becomes effective. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated consent card that is properly completed will constitute a revocation of any earlier consent or proxy. The revocation must be delivered to Forte in care of Mr. Daniel McKelvey, 201 Mission Street, San Francisco, California 94105.

Although a revocation is effective if delivered to the Company, Forte requests that either the original or copies of all revocations of consents be mailed or delivered to Forte in care of Mr. Daniel McKelvey, 201 Mission Street, San Francisco, California 94105, in order that Forte may be aware of all revocations and can more accurately determine if and when consents to the proposals have been received from the holders of record on the record date for this consent solicitation of a majority of the outstanding shares.

SPECIAL INSTRUCTIONS

If you were a record holder of shares of common stock as of the close of business on the record date for this consent solicitation (June 21, 2005), then you may elect to consent or withhold consent with respect to each proposal by marking the "CONSENT" or "WITHHOLD CONSENT" box, as applicable, underneath each proposal on the accompanying consent card and signing, dating and returning it promptly in the enclosed postage-paid envelope. For the election of directors, you may mark the the "Consent" or "Withhold Consent" box for each of the four Nominees. If you fail to check a box for the election of any director(s), Forte will vote your shares in favor of such director(s). If the consents are used as proxies at a stockholders' meeting, the voting requirements are less. Generally, election of directors is by a plurality of the votes cast and the other proposals will require a majority of the shares present in person and by proxy.

In addition, you may withhold consent to the removal of any one or more of the existing directors by writing that person's name on the consent card. As we disclosed above, Mr. Bennett was the sole director as of May 13, 2005. However, the effectiveness of each proposal is subject to, and conditioned on, the receipt of consents from the holders of record on the record date for this consent solicitation of a majority of the shares of common stock then outstanding for such proposal.

IF A STOCKHOLDER EXECUTES AND DELIVERS A CONSENT CARD, BUT FAILS TO CHECK A BOX MARKED "CONSENT" OR "WITHHOLD CONSENT" FOR A PROPOSAL, THEN THAT STOCKHOLDER WILL BE DEEMED TO HAVE CONSENTED TO THAT PROPOSAL, EXCEPT THAT THE STOCKHOLDER

WILL NOT BE DEEMED TO CONSENT TO THE REMOVAL OF ANY INCUMBENT DIRECTOR WHOSE NAME IS WRITTEN IN THE SPACE THE INSTRUCTION TO THE REMOVAL PROPOSAL PROVIDES ON THE CARD.

FORTE RECOMMENDS THAT YOU CONSENT TO EACH OF THE PROPOSALS.

YOUR CONSENT IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED CONSENT CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY. FAILURE TO RETURN YOUR CONSENT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS.

If your shares of common stock are held in the name of a bank, broker, custodian, nominee, fiduciary or other institution, then only it can execute a consent representing your shares and only on receipt of your specific instructions. Accordingly, it is critical that you promptly contact the person responsible for your account and give instructions for a consent card representing your shares to be signed, dated and returned as soon as possible. Forte urges you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to Forte, 201 Mission Street, San Francisco, California 94105, in order that Forte will be aware of all instructions given and can attempt to ensure that those instructions are followed.

CONSEQUENCES OF PARTIAL APPROVAL OF THE PROPOSALS

PROPOSAL 1. The repeal of each amendment to the Company's Bylaws adopted after April 29, 2005 (or not filed with the SEC), is not conditioned on any of the other proposals being approved.

PROPOSAL 2. The amendment of the Company's Bylaws to fix the number of directors of the Company at four is not conditioned on any other proposals being approved.

PROPOSAL 3. The election of some Nominees is conditioned upon the removal of Mr. Bennett, or any other person elected or appointed to the Board of Directors of the Company prior to the effective date of this proposal.

PROPOSAL 4. The removal without cause of each of Mr. Bennett, or any other person elected or appointed to the Board of Directors of the Company prior to the effective date of this proposal, is not conditioned on any of the other proposals being approved except Proposal 2 and 3. To the extent that Mr. Bennett does not add any additional directors, Messrs. McKelvey and Himmelman will be elected to the Board; otherwise the election of Messrs. McKelvey and Himmelman is conditioned upon the approval of Proposal 4. Additionally, the election of Messrs. Walsh and Seifert is conditioned upon the approval of Proposal 4 and the adoption by the existing Board of Directors to increase the number of directors to four (for Mr. Seifert to become a director).

Additionally, the election of a change in the majority of the Board of Directors requires Forte to provide certain information required by Rule 14f-1 to all existing stockholders of the Company at least 10 days prior to the effective date. In order to do so, Forte will be required to obtain a list of stockholders of the Company as of the record date of June 21, 2005. Forte made a written demand in accordance with Section 220 of the DGCL on June 14, 2005.


                           Thank you for your support,


                           Forte Capital Partners, LLC


Dated: June 21, 2005

                                 [CONSENT CARD]



                         CONSENT AND PROXY SOLICITED BY
                           FORTE CAPITAL PARTNERS, LLC

Unless otherwise specified below, the undersigned, a holder of common stock, par value $0.001 per share (the "Common Stock"), of SmartVideo Technologies, Inc., a Delaware corporation (the "Company"), on June 21, 2005 (the "Record Date"), hereby consents pursuant to Section 228 of the Delaware General Corporation Law, with respect to all of the shares of Common Stock which the undersigned is entitled to vote, to the taking of the following actions (collectively, the "Proposals") without a meeting of the stockholders of the Company as more fully described in the consent statement of Forte Capital Partners, LLC, dated _______ ____, 2005 ("Consent Statement") (receipt of which is hereby acknowledged) and also appoints each of Daniel McKelvey and Michael P. Walsh as his proxy at any meeting of stockholders of the Company and take action as instructed by this consent and proxy.

The adoption of each of the proposals is not conditioned on the adoption of any other, except as explained in the Consent Statement.

IF YOU SIGN, DATE AND RETURN THIS CARD (THE "CONSENT CARD") WITHOUT INDICATING YOUR VOTE ON ONE OR MORE OF THE FOLLOWING PROPOSALS, YOU WILL BE DEEMED TO HAVE CONSENTED WITH RESPECT TO SUCH PROPOSALS. IF YOU CONSENT WITH RESPECT TO ONE OR MORE OF THE FOLLOWING PROPOSALS, THIS CONSENT CARD WILL REVOKE ANY PREVIOUSLY EXECUTED REVOCATION OF CONSENT WITH RESPECT TO SUCH PROPOSALS. THE SAME PROCEDURE WILL BE FOLLOWED AT A STOCKHOLDERS' MEETING, EXCEPT THAT WE DO NOT EXPECT THAT REMOVAL OF ANY DIRECTORS WILL BE REQUIRED.

FORTE STRONGLY RECOMMENDS THAT YOU CONSENT TO ALL OF THE FOLLOWING PROPOSALS.

1. I approve and consent to the repeal of each provision of any amendment to the Company's Bylaws since April 29, 2005 (or previously if not filed with the Securities and Exchange Commission), and prior to the effectiveness of the proposals set forth in this Consent Card.

            FOR [  ]                 AGAINST [  ]               ABSTAIN [  ]

2. I approve and consent to the amendment to amend the Company's Bylaws to fix the number of directors of the Company at a minimum of four and up to nine persons.

            FOR [  ]                 AGAINST [  ]               ABSTAIN [  ]

3. I elect and consent to the election of the following people to the Company's Board of Directors:

             NOMINEES:*

                  Daniel McKelvey           FOR [  ]           WITHHELD [  ]
                  Steve Himmelman           FOR [  ]           WITHHELD [  ]
                  Michael P. Walsh          FOR [  ]           WITHHELD [  ]
                  Richard Seifert           FOR [  ]           WITHHELD [  ]

         * The Nominees will fill vacancies in the order listed.

4. I approve and consent to the removal without cause each member of the Board of Directors in effect immediately prior to the effectiveness of these proposals.

            FOR [  ]                 AGAINST [  ]               ABSTAIN [  ]



         To withhold consent to the removal of any director or directors, specify the director or directors in the following space:

                  -------------------------------



DATED:                   , 2005
      -------------------

-----------------------------
Signature


-----------------------------
Signature (if held jointly)


Title:________________________


                           When shares are held by joint tenants, both must sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in a corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

               IMPORTANT: YOUR CONSENT MUST BE DATED TO BE VALID.

        If you have any questions about how to execute your consent, please call Mr. Daniel McKelvey at (415) 882-9600.

                                    EXHIBIT A



                                  June 21, 2005


Forte Capital Partners, LLC
201 Mission Street
San Francisco, CA 94105

Gentlemen:

         We each being nominees of Forte Capital Partners, LLC to the Board of Directors of SmartVideo Technologies, Inc. (the "Company"), recognize that Mr. Richard Seifert has commenced an arbitration proceeding against the Company that, if successful, may result in significant damages and in the issuance of a material number of stock options. In order to prevent Mr. Seifert from having any influence over this arbitration proceeding, including the ability to settle it or control its defense, we each agree that upon election to the Company's Board of Directors, we will promptly establish a Special Litigation Committee consisting of directors other than Mr. Seifert, that Mr. Seifert will have no opportunity to review the minutes and other proceedings of the Special Litigation Committee, and that Mr. Seifert, regardless of whether he becomes an officer of the Company, will have no role on behalf of the Company in overseeing this arbitration proceeding, including the ability to settle it or control its defense.

         Furthermore, Mr. Seifert individually agrees that to the extent he becomes an officer of the Company, he will not withhold funds from the Company's counsel and otherwise will take no action to prevent the Company's counsel from fulfilling its ethical obligations to its client (the Company).

                                                     Sincerely,

                                                     /s/ Richard Seifert
                                                     ---------------------------
                                                     Richard Seifert

                                                     /s/ Daniel McKelvey
                                                     ---------------------------
                                                     Daniel McKelvey

                                                     /s/ Steve Himmelman
                                                     ---------------------------
                                                     Steve Himmelman

                                                     /s/ Michael P. Walsh
                                                     ---------------------------
                                                     Michael P. Walsh